Exhibit 99.1

LifePoint Hospitals Announces 10b5-1 Plan to Facilitate Share Repurchase

BRENTWOOD, Tenn.--(BUSINESS WIRE)--March 16, 2010--LifePoint Hospitals, Inc. (NASDAQ: LPNT) today announced that it has entered into a stock repurchase plan (the “Plan”) under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, to facilitate the repurchase of its common stock. The Plan is being entered into pursuant to the authority granted by the Company’s Board of Directors on August 6, 2009, and allows for repurchases of up to $70 million of its common stock on or before May 7, 2010.

Because the repurchases under the Plan are subject to certain pricing parameters, there is no guarantee as to the exact number of shares that will be repurchased under the Plan, or that there will be any repurchases at all pursuant to the Plan.

About LifePoint Hospitals

LifePoint Hospitals® is a leading hospital company focused on providing quality healthcare services close to home. Through its subsidiaries, LifePoint operates 47 acute-care facilities in 17 states. With a mission of “Making Communities Healthier,” LifePoint is the sole community hospital provider in 44 of the communities it serves. More information about the Company, which is headquartered in Brentwood, Tennessee, can be found on its website, www.LifePointHospitals.com. All references to “LifePoint,” “LifePoint Hospitals,” or the “Company” used in this release refer to LifePoint Hospitals, Inc. and its affiliates.

CONTACT:
LifePoint Hospitals, Inc.
Penny L. Brake, Vice President of Finance, 615-372-8532